EXHIBIT 99.1

United Health Products Provides Update on FDA Review

Henderson, Nevada – July 15, 2022 – United Health Products, Inc. (OTCPK: UEEC), (UHP) today provided an update on the company’s FDA Premarket Approval application.

On July 13 the company and its regulatory consultant met with the full FDA team assigned to review its Class III PMA application. The focus of the meeting was to discuss the procedural approach taken by UHP to address certain observations made by the FDA in its initial review of its PMA application.  UHP provided a detailed status assessment for each of the observations and an explanation of actions taken for their resolution.

Brian Thom, UHP’s Chief Executive Officer reported, “while the FDA does not respond in a piecemeal fashion in these discussions, their comments were very helpful and we conclude that the validation of certain elements of our manufacturing process are necessary to assemble a complete portfolio of information that the FDA can then use to complete its review our PMA application. We will work expeditiously with our manufacturing partner in the coming weeks to accomplish these remaining tasks.”

There can be no assurance that the company’s PMA application will be approved.

Investor relations:

Philippe Niemetz

212 344-6464

p.niemetz@panconsultants.com

About United Health Products -- United Health Products develops, manufactures and markets HemoStyp™, a patented Neutralized Oxidized Regenerated Cellulose (NORC) hemostatic agent. HemoStyp is an all-natural product designed to control bleeding. UHP currently offers a suite of hemostatic products to the dental, veterinary and consumer markets, and is focused on gaining approval to access the human surgical market.

For more information on UHP visit: www.unitedhealthproductsinc.com or contact the company at info@unitedhealthproductsinc.com

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